UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2014

SMTP, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	0-54309	05-0502529
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Innovative Way, Suite 3330, Nashua, NH	03062
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 877-705-9362

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the registrant’s plan to restructure certain of its part-time executive management positions into full-time executive management positions, Lewis Moorehead, the registrant’s part-time Chief Executive Officer and Paul Parisi, the registrant’s part-time Vice President of Innovation have resigned their positions effective March 17, 2014 and March 18, 2014, respectively.

The registrant plans to hire a full time Chief Financial Officer/Chief Operating Officer in the near term and to replace the Vice President of Innovation position with two full time positions comprised of a Vice President of Engineering and a Product Manager. In the interim, the registrant’s Controller and former principal financial officer, Alena Chuprakova, will serve as the registrant’s interim principal financial officer, and each of Mr. Moorehead and Parisi have agreed to continue to support the registrant on an outside consulting basis.

Alena Chuprakova served as our Controller and Treasurer since January 2014. From March 2013 to January 2014, Ms. Chuprakova served as our Comptroller (Principal Financial Officer) and Treasurer. Prior to that time, since March 2012 Ms. Chuprakova served as our Controller in a non-executive officer capacity. From November 2009 to March 2012, Ms. Chuprakova served as the executive assistant to our then chief executive officer, Semyon Dukach. Prior to that time she was enrolled in a management program at COGNOS International GmbH, Hamburg, Germany. From September 2007 to September 2008, Ms. Chuprakova served as a Deputy Director at TDI Global, an advertising firm located in Belarus, where she performed management functions.

There are no arrangements or understandings between Ms. Chuprakova and any other persons pursuant to which she was appointed as the registrant’s interim principal financial officer. There is no family relationship between Ms. Chuprakova and any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer of the registrant. The registrant has not entered into any transactions with Ms. Chuprakova that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTP, INC.

By:	/s/ Jonathan M. Strimling
Jonathan M. Strimling,
Chief Executive Officer

Dated: March 20, 2014